Exhibit 99.1

News:
For immediate release

AUTOZONE Fourth Quarter EPS up 11%

Memphis, Tenn. (September 21, 2004) – AutoZone, Inc. (NYSE: AZO) today reported sales of $1.836 billion for its fourth fiscal quarter (16 weeks) ended August 28, 2004, an increase of 0.3% from fiscal 2003. Same store sales, or sales for domestic stores open at least one year, decreased 3% for the quarter. Gross profit, as a percentage of sales, for the quarter improved by 1.6 percentage points while operating expenses, as a percentage of sales, increased by 1.5 percentage points. This resulted in an operating margin of 19.8%, up 0.1 percentage points from last year. Operating profit increased 1.0% over the prior year.

Net income for the quarter increased by 0.9% over the same period last year to $209 million, and diluted earnings per share, reflecting net income and the benefit of the company share repurchase program, increased 11.2% to $2.53 per share from $2.27 per share reported in the year-ago quarter.

Return on invested capital for the trailing four quarters increased to 25.1% from 23.4% the previous year.

For the fiscal year ended August 28, 2004, sales were $5.637 billion, an increase of 3.3% from the prior year, while same store sales were flat. Operating profit increased 8.8% on an operating margin of 17.7%. Year-to-date net income increased 9.4% to $566 million, while diluted earnings per share for the period increased 22.8% to $6.56 from $5.34.

Under its ongoing share repurchase program, AutoZone repurchased 3.9 million shares of its common stock for $318 million during the fourth quarter. During the fiscal year ended August 28, 2004 share repurchases totaled $848 million, or 10.2 million shares at an average price of $83.20 per share.

For the quarter, gross profit, as a percentage of sales, was 49.2% while operating expenses, as a percentage of sales, were 29.4%. AutoZone has adopted the accounting required by the Emerging Issues Task Force Issue 02-16, “Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor” (EITF Issue 02-16), effective January 1, 2003. As a result, both this year’s and last year’s fourth quarters were affected by this change in classification. For the sixteen weeks ended August 28, 2004 and August 30, 2003, this resulted in a change in classification of vendor funding from operating expenses to cost of goods sold of $52.7 million and $37.0 million, respectively. Additionally, during this year’s fourth quarter the Company experienced a gain from warranty negotiations of $15.5 million or $0.12 per share while last year’s fourth quarter reflected a gain from warranty negotiations of $8.7 million or $0.06 per share as well as $4.6 million or $0.03 per share gain from the reversal of a restructuring reserve the Company established back in fiscal 2001 primarily for the closure of AutoZone stores. Excluding the impact of these events, gross margin for the quarter would have been 45.5% (versus 45.5% last year) and operating selling, general and administrative expenses as a percent of sales would have been 26.5% (versus 26.1% last year). The opening of 84 new AutoZone stores and the Company’s initiative to refresh 71 additional stores during the quarter contributed to the increase in operating selling, general and administrative expenses as a percent of sales.

The Company reduced its gross inventory levels (the reported balance sheet inventory, which is total inventory less supplier owned Pay On Scan inventory) per store as of August 28, 2004, to $448 thousand from $462 thousand last year. Net inventory, defined as gross inventory less accounts payable, declined on a per store level to $38 thousand from $46 thousand last year. As of August 28, 2004, the Company achieved $147 million in Pay On Scan inventory.

During the quarter ended August 28, 2004, AutoZone opened 77 new stores, closed 1 store, re-opened 7 stores under the AutoZone brand formerly operated as ABC Auto Parts, a regional auto parts chain, and replaced 2 stores in the U.S. while additionally opening 3 new stores in Mexico. As of August 28, 2004, the Company had 3,420 domestic stores and 63 stores in Mexico. AutoZone is the nation’s leading retailer of automotive parts and accessories. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a one-hour conference call this afternoon, Tuesday, September 21, 2004, beginning at 4:00 p.m. (CDT) to discuss the fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls”. The call will also be available by dialing (210) 234-0004. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 220-4124 through Tuesday, September 28, 2004, at 10:59 p.m. (CDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. The financial impact of the adoption of EITF Issue 02-16 was identified as an “adjustment” for comparative purposes. The Company’s management uses comparative information regarding the adoption of EITF Issue 02-16 to analyze and compare the Company’s underlying operating results. Management also manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and the availability of commercial transportation. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 30, 2003, for more information related to those risks. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone’s 4th Quarter Highlights - Fiscal 2004

Condensed Consolidated Statements of Operations
4th Quarter
(in thousands, except per share data)

	GAAP Results		Adjustments		*Adjusted
	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003
Net sales	$1,835,728	$1,829,347	$—	$—	$1,835,728	$1,829,347
Cost of Sales	932,737	958,550	68,135	38,295	1,000,872	996,845

Gross profit	902,991	870,797	(68,135)	(38,295)	834,856	832,502
Operating SG&A expenses	539,236	510,707	(52,666)	(32,400)	486,570	478,307

Operating profit (EBIT)	363,755	360,090	(15,469)	(5,895)	348,286	354,195
Interest expense, net	28,713	26,699	—	—	28,713	26,699

Income before taxes	335,042	333,391	(15,469)	(5,895)	319,573	327,496
Taxes	125,650	125,950	(5,801)	(2,227)	119,849	123,723

Net income	$209,392	$207,441	$(9,668)	$(3,668)	$199,724	$203,773

Net income per share:
Basic	$2.56	$2.32	$(0.12)	$(0.04)	$2.44	$2.28
Diluted	$2.53	$2.27	$(0.12)	$(0.04)	$2.41	$2.23
Weighted Average Shares outstanding:
Basic	81,755	89,504			81,755	89,504
Diluted	82,887	91,320			82,887	91,320

* Adjusted Statement of Operations for F2003 and F2004 excludes EITF Issue 02-16 impact.

Additionally, gains from warranty reserve reversal were excluded in both Fiscal 2004 and Fiscal 2003. F2004 excludes a $15.5MM gain while F2003 excludes a $8.7MM gain. F2003 also excludes the income deferral of $7.4MM to the Balance Sheet due to EITF Issue 02-16, and a $4.6 million Operating S, G&A credit due to Restructuring Accrual reversal.

Full Year

	GAAP Results		Adjustments		*Adjusted
	52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003	52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003	52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003
Net sales	$5,637,025	$5,457,123	$—	$—	$5,637,025	$5,457,123
Cost of Sales	2,880,446	2,942,114	180,340	51,295	3,060,786	2,993,409

Gross profit	2,756,579	2,515,009	(180,340)	(51,295)	2,576,239	2,463,714
Operating SG&A expenses	1,757,873	1,597,212	(138,246)	(43,300)	1,619,627	1,553,912

Operating profit (EBIT)	998,706	917,797	(42,094)	(7,995)	956,612	909,802
Interest expense, net	92,804	84,790	—	—	92,804	84,790

Income before taxes	905,902	833,007	(42,094)	(7,995)	863,808	825,012
Taxes	339,700	315,403	(15,785)	(3,027)	323,915	312,376

Net income	$566,202	$517,604	$(26,309)	$(4,968)	$539,893	$512,636

Net income per share:
Basic	$6.66	$5.45	$(0.31)	$(0.05)	$6.35	$5.40
Diluted	$6.56	$5.34	$(0.30)	$(0.05)	$6.25	$5.29
Weighted Average Shares outstanding:
Basic	84,993	94,906			84,993	94,906
Diluted	86,350	96,963			86,350	96,963

* Adjusted Statement of Operations for F2003 and F2004 excludes EITF Issue 02-16 impact.

Additionally, Fiscal 2004 excludes a $42MM gain from warranty, and F2003 excludes an $8.7MM gain from warranty. F2003 excludes both a one time gain from the sale of TruckPro and reversal of restructuring accrual.

Selected Balance Sheet Information
(in thousands)

	August 28, 2004	August 30, 2003
Merchandise inventories	$1,561,479	$1,511,316
Current assets	1,755,757	1,671,354
Property and equipment, net	1,790,089	1,715,753
Total assets	3,912,565	3,766,826
Accounts payable	1,429,128	1,360,482
Current liabilities	1,818,115	1,761,926
Debt	1,869,250	1,546,845
Stockholders’ equity	171,393	373,758
Working capital	(62,358)	(90,572)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	August 28, 2004	August 30, 2003
Net income	566,202	517,604
Add: Interest	92,804	84,790
Taxes	339,700	315,403

EBIT	998,706	917,797
Add: Depreciation	106,891	109,748
Rent Expense	116,937	110,665

EBITDAR	1,222,534	1,138,210

Debt	1,869,250	1,546,845
Add: Rent x 6	701,622	663,990

Adjusted Debt	2,570,872	2,210,835

Adjusted Debt to EBITDAR	2.1	1.9

Selected Cash Flow Information
(in thousands)

	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003	52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003
Depreciation	$34,050	$34,222	$106,891	$109,748
Capital spending	$72,692	$83,442	$184,870	$182,242

Cash flow before share repurchase:
Net increase (decrease) in cash and cash equivalents	$(10,951)	$9,372	$(16,250)	$22,796
Subtract increase in debt	70,333	126,878	322,405	352,328
Subtract share repurchases	(317,799)	(446,537)	(848,102)	(891,095)

Cash flow before share repurchases and changes in debt	$236,515	$329,031	$509,447	$561,563

Other Selected Financial Information
(in thousands)

	August 28, 2004	August 30, 2003
Cumulative share repurchase ($):	$3,674,913	$2,826,811

Cumulative share repurchases (shares):	82,214	72,020
Shares outstanding, end of quarter	79,628	88,708

	August 28, 2004	August 30, 2003
Return on Equity (ROE)	207.7%	97.4%

	Trailing 4 Quarters August 28, 2004	Trailing 4 Quarters August 30, 2003
Return on Invested Capital (ROIC)	25.1%	23.4%

AutoZone’s 4th Quarter Fiscal 2004
Selected Operating Highlights

Store Count & Square Footage

	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003	52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003
Domestic stores:
Store count:
Stores opened	84	68	202	160
Stores closed	1	1	1	9
Replacement stores	2	2	4	6
Total domestic stores	3,420	3,219	3,420	3,219

Stores with commercial sales	2,009	1,941	2,009	1,941

Square footage (in thousands):	21,689	20,500	21,689	20,500
Square footage per store	6,342	6,368	6,342	6,368
Stores in Mexico:
Stores opened	3	6	14	10
Total stores in Mexico	63	49	63	49

Total Stores Chainwide:	3,483	3,268	3,483	3,268

Sales Statistics (Domestic Stores Only):

	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003		52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003
Total Retail Sales ($ in thousands)	$1,540,854	$1,552,065		$4,727,402	$4,638,361
% Increase vs. LY Retail Sales	(1%)	3	%*	2%	2	%*
Total Commercial Sales ($ in thousands)	$239,715	$228,843		$740,480	$670,010
% Increase vs. LY Commercial Sales	5%	25	%*	11%	29	%*

Sales per average store ($ in thousands)	$527	$559		$1,647	$1,689
Sales per average square foot	83	88		259	264

	16 Weeks Ended August 28, 2004	16 Weeks Ended August 30, 2003		52 Weeks Ended August 28, 2004	52 Weeks Ended August 30, 2003
Same store sales - rolling 13 periods	(3%)	3	%*	0%	3	%*

* For comparison purposes, excludes 53rd week in fiscal 2002.

Inventory Statistics (Total Stores):

	as of August 28, 2004	as of August 30, 2003
Accounts payable/inventory	92%	90%

($ in thousands)
Gross Inventory**	$1,561,479	$1,511,316
Gross Inventory** / Store	$448	$462

Net Inventory (net of payables)	$132,351	$150,834
Net Inventory / Store	$38	$46

** Gross inventory excludes Pay On Scan inventory. This is the reported balance sheet number.

	Trailing 4 Quarters August 28, 2004	Trailing 4 Quarters August 30, 2003
Inventory turns:
Based on average inventories	1.9x	2.0x
Based on ending inventories	1.8x	1.9x
Inventory turns, net of payables:
Based on average inventories	9.7x	7.7x
Based on ending inventories	21.8x	19.5x